Exhibit 10.1

REGIONAL DEVELOPER DEPOSIT AGREEMENT

This Regional Developer Deposit Agreement (“Agreement’) is entered into between ESIO Franchising, LLC, a Delaware Limited Liability Company (“ESIO”) and Tempco, Inc., a Nevada Corporation (“TEMO”) as of April 12, 2012 (“Effective Date”). The parties have agreed as follows:

1.           RECITALS.

1.1         ESIO Business. ESIO holds a license for the manufacture and marketing of certain beverage dispensing products and has the right to franchise others to market them. The franchising aspects of the ESIO business are described in ESIO’s 2011 Franchise Disclosure Document dated October 11, 2011 (“the 2011 FDD”), as amended and updated in ESIO’s proposed 2012 Franchise Disclosure Document (the “2012 FDD”), copies of which have been delivered to TEMO and incorporated herein as Schedule 1.1.

1.2         Purpose of the Agreement.  TEMO desires to acquire the option to purchase Regional Developer Franchises (as described in the FDD) covering the eleven (11) areas listed and described on Schedule 1.2 attached hereto (“Optioned Areas”).  ESIO is willing to grant TEMO exclusive rights to the Optioned Areas subject to certain terms and conditions. The exigencies of the business situation are such as to make it expedient for the parties to enter into the instant Agreement before negotiating and entering into a more complete Regional Developer Franchise Agreement (“RDFA”) with respect to one or more Optioned Areas.  It is understood that TEMO will disclose this Agreement to prospective investors pending any exercise by TEMO of an option for an Optioned Area and the execution of the RDFA for such Optioned Area.  It is further understood that upon the execution of the RDFA for an Optioned Area, the RDFA will govern and control the parties’ obligations for such Optioned Area, to the extent it is not inconsistent with the provisions of this Agreement, but the options for other Optioned Areas will continue, subject to the terms of this Agreement.  The parties further understand and agree that TEMO shall have no obligation to exercise an option to acquire a Regional Developer Franchise for any Optioned Area or enter into an RDFA for any Optioned Area and that ESIO’s sole remedy in this Agreement shall be to retain the Deposit Fee described in Section 2.2.

1.3         Applicability of Securities Laws.  It is understood that (i) the securities of TEMO are registered pursuant to the Securities Exchange Act of 1934 (“1934 Act”), that TEMO plans to seek funds to finance the transactions contemplated from private investors and will from time to time file registration statements under the Securities Act of 1933 (“1933 Act”) and similar state statutes and (ii) that it is therefore required to disclose facts material to its business both to private investors and to the public by way of reports to the Securities and Exchange Commission (“SEC”). It is further understood that TEMO must perforce rely on information furnished by ESIO in making such disclosures. ESIO understands that it is unlawful in connection with any securities transaction or any report to the SEC to make any false or fraudulent statement or to fail to make, in the light of the circumstances in which made, any disclosure necessary to make the disclosures made not misleading.

1.4         Modification of Standard ESIO Franchise Agreement.  It is understood that ESIO’s standard RFDA contemplates that franchisees will be individuals or closely-held private companies. It is further understood that many of its provisions are not appropriate for publicly held companies such as TEMO.  Accordingly, it is agreed that any RFDA executed pursuant to this Agreement will not: require any personal guarantees, contain any restrictions on change in control, contain any restrictions on any business or other activity by TEMO shareholder as such, contain any restrictions on the right to TEMO to enter into any business combination provided that the surviving entity in such combination assumes TEMO’s obligations under any RFDA or contain any provision allowing ESIO to assign its rights or delegate its obligations under any RFDA, without TEMO’s consent, which will not be unreasonably withheld.

2.           SPECIFIC AGREEMENTS.

Subject to the understandings and agreements set forth above, the parties specifically agree as provided below in this Article 2.

2.1         Option to Purchase of Regional Development Franchises.  In consideration of all of the provisions of this Agreement, ESIO grants TEMO an option to purchase Regional Development Franchises in the Optioned Areas described in Schedule 1.2 attached hereto within the time periods set forth therein (“Option Periods”).

2.2         Deposit Fee.  As a condition to ESIO’s obligations to sell Developer Franchises as contemplated by this Agreement, TEMO shall (a) pay to ESIO a non-refundable deposit fee in the sum of fifty thousand dollars ($50,000) (“Deposit Fee”) and (b) issue to ESIO a warrant in the form shown by Exhibit 2.2(b) attached hereto, for the purchase of up to one million (1,000,000) shares of the common stock of TEMO exercisable for a period of five years from the Effective Date at an exercise price of $0.75 per share.  The Deposit Fee may be applied as ESIO sees fit; provided, however, that unless this Agreement is terminated as provided in Section 5 below, forty-seven thousand five hundred dollars ($47,500.00) of the Deposit Fee will be credited against the amounts payable for the purchase of Regional Developer rights to the Optioned Areas.

2.3         Deferred Development Obligations.  ESIO will not, during any respective Option Period, offer or accept any offers for Regional Developer rights in the Optioned Areas.  ESIO may however, in its sole discretion, offer or accept an offer for franchise rights in the Optioned Areas; provided that upon the execution of an RDFA in an Optioned Area, TEMO shall thereafter be entitled to any rights (and subject to the obligations) of a Regional Developer with respect to such franchise.  It is the intention of the parties that the RDFA for each of the first six numbered Optioned Areas as set forth on Schedule 1.2 will be amended to provide for deferred development obligations as follows:

July 1, 2013	Begin Operations for first exercised Optioned Area

July 1, 2014	Begin Operations for second exercised Optioned Area

October 1, 2014	Begin Operations for third exercised Optioned Area

July 1, 2015	Begin Operations for fourth exercised Optioned Area

April 1, 2016	Begin Operations for fifth exercised Optioned Area

January 1, 2017	Begin Operations for sixth exercised Optioned Area

With respect to the additional five (5) regions located in the state of California, the Development obligations shall be as set forth in the pertinent RDFA unless otherwise agreed between the parties at the time such RDFA is executed.

3.           ACKNOWLEDGEMENTS AND AGREEMENTS BY TEMO.

3.1         Delivery of FDD.  ESIO transmitted the 2011 FDD to TEMO at least 14 calendar days prior to the Effective Date of the Agreement.  TEMO has returned to ESIO a signed copy of the Acknowledgment of Receipt of the FDD that is dated no less than fourteen (14) calendar days from the Effective Date of this Agreement. TEMO received a complete copy of this Agreement at least seven (7) business days prior to the date on which this Agreement was executed and/or TEMO paid the Deposit Fee.  TEMO acknowledges that ESIO is in the process of updating the 2011 FDD, and the 2012 FDD will become effective on April 30, 2012.  Prior to the signing of each RFDA, ESIO will disclose (and TEMO will acknowledge receipt of) the then-current Franchise Disclosure Document applicable to each RFDA.

3.2         Contingent on Regional Developer Agreement.   ESIO’s acceptance of the Deposit Fee does not constitute the grant of any rights to operate ESIO Regional Developer franchise(s) and that such rights may only be granted through a RDFA that has been duly executed by both ESIO and TEMO and payment of the full Development Fee specified therein.

3.3         No Financial Results.  ESIO has made no representation regarding the financial results which TEMO may attain as an ESIO Regional Developer.

3.4         Review of FDD and Related Agreements.  TEMO has received, read and understood ESIO’s 2011 and 2012 FDD, this Agreement, the RDFA and the Franchise Agreement and related attachments and agreements and that ESIO has afforded TEMO sufficient time and opportunity to consult with advisors selected by TEMO about the potential benefits and risks of entering into this Agreement.  TEMO has conducted an independent investigation of the business venture contemplated by this Agreement, the RDFA and the Franchise Agreement and recognize that the success of this business venture involves substantial business risks and will largely depend upon TEMO’s ability.

3.5         No Warranties or Guaranties.  NO REPRESENTATIONS, PROMISES, GUARANTIES OR WARRANTIES OF ANY KIND ARE MADE BY ESIO TO INDUCE TEMO TO SIGN THIS AGREEMENT EXCEPT THOSE SPECIFICALLY STATED IN THIS AGREEMENT. TEMO ACKNOWLEDGES THAT ESIO HAS MADE NO PROMISES OR WARRANTIES TO TEMO CONCERNING THE APPROPRIATENESS OF THE SECURED AREAS FOR THE ESIO BUSINESS OR CONCERNING THE PROFITABILITY OR LIKELIHOOD OF SUCCESS OF TEMO’S ESIO BUSINESS.

4.           CONFIDENTIALITY.

4.1         Confidential Information.  In connection with TEMO’s ongoing discussions with ESIO, ESIO may disclose to TEMO certain confidential and proprietary information of a non-public nature (the “Confidential Information”). The confidentiality provisions of this Agreement shall survive the expiration or termination of this Agreement, provided that TEMO may disclose or produce such Confidential Information if it is compelled or required by a subpoena, court order, the 1933 Act, the 1934 Act, applicable federal and state securities laws or other legal requirements.

4.2         Disclosure.  In consideration of such disclosures, TEMO agrees that any and all Confidential Information, whether written or oral, including all data, books, equipment, materials, reports or other information developed by ESIO or its affiliates prior to or during any discussion with TEMO, that is made available to TEMO or that TEMO obtains or TEMO has access to by any means, shall be held and treated by TEMO, TEMO’s agents and employees as a trade secret of ESIO and in the strictest confidence.  Subject to the provision of Section 4.1 that TEMO may disclose or produce such Confidential Information if it is compelled or required by a subpoena, court order, the 1933 Act, the 1934 Act, applicable federal and state securities laws or other legal requirements, the Confidential Information shall not be disclosed in whole or in part by TEMO, TEMO’s agents or employees in any manner whatsoever or used or reproduced for any purposes other than for purposes directly connected with the discussions and activities described in this Agreement.

4.3         Documents.  TEMO agrees that all documents and other materials containing Confidential Information shall remain the property of ESIO at all times and that TEMO shall account for and return to ESIO all documents, papers, equipment, records, data, translations and other information provided by ESIO under this Agreement, within three (3) days of the decision by TEMO and/or ESIO not to proceed further with discussions concerning the operation of ESIO Regional Developer territories as described in this Agreement, or upon ESIO’s written request.

4.4         No License.  TEMO understands and agrees that no right or license is granted to TEMO by ESIO in or to the name ESIO or any other trademark, copyrights, patents, Confidential Information or other intellectual property of ESIO, its affiliates, partners, licensors or others.  Further, TEMO agrees that without limiting any other rights and remedies of ESIO, upon breach of this Agreement, ESIO may exercise any and all remedies, including obtaining an injunction to protect its rights under this Agreement.  If ESIO exercises any of its legal or equitable remedies, TEMO will be responsible for any reasonable attorneys’ fees or costs incurred by ESIO.

5.           TERMINATION.  ESIO may elect to terminate TEMO’s rights under this Agreement for either of the following reasons:  (a) ESIO’s discovery that TEMO had misstated or omitted any information required by ESIO or otherwise given to ESIO in connection with TEMO’s securing ESIO Regional Developer rights pursuant to this Agreement; or (b) TEMO’s failure to deliver to ESIO a signed ESIO RDFA and the Development Fee associated with each Optioned Areas within the applicable Option Period for such Optioned Area; provided, however, that such failure shall result in the termination of rights only with respect to such Optioned Area and will not affect TEMO’s rights with respect to other Optioned Areas.  ESIO may extend any of the Option Periods, in our sole discretion, to allow us to provide TEMO with Franchise Disclosure Documents and to comply with required waiting periods.  The extension of the Option Period for these purposes shall not be a waiver of any rights appurtenant to this Agreement.

6.            NO REFUND.  The parties understand that ESIO will incur expenses and has reserved several metropolitan areas for TEMO in conjunction with this Agreement. ESIO will earn the Deposit Fee whether or not TEMO ultimately is granted any Regional Developer or franchise rights. The parties further acknowledge that the amount of actual damages that would result if ESIO finds it necessary to terminate this Agreement is uncertain and would be extremely difficult to ascertain. Consequently, if ESIO elects to terminate this Agreement, TEMO agrees that ESIO will be entitled to retain the Deposit Fee as liquidated damages. TEMO understands that TEMO will not receive a refund under any circumstances.

7.            MISCELLANEOUS.

7.1         Governing Law, Venue, and Waiver of Jury. This Agreement is made in the State of Arizona and all rights created by it will be governed by and interpreted under the laws of the state of Arizona without giving effect to any conflict of laws principles. Any suit brought and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Maricopa County, Arizona, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

7.2         Payments, Notices, and Communications.  All payments are to be made and any notices or communications should be directed to the parties to this Agreement at the addresses specified on the final page of this Agreement and may be delivered (1) personally; (2) by mail, first class, fully prepaid; or (3) by electronic mail. The address specified for service of notices may be changed at any time by the party making the change giving written notice to the other party. Any notice delivered in the manner specified in this section will be considered to be delivered three (3) days after mailing, or, if received earlier, on actual receipt

7.3         Integration/Amendments.  This Agreement, together with any exhibits or addenda to it, constitutes the entire agreement between the parties with respect to the subject matter addressed in it and all other agreements, understandings, conditions, warranties, and representations, other than those included in the FDD, are superseded by this Agreement.  This Agreement may be amended, modified, or discharged, in whole or in part, only by a document in writing signed by all of the parties to this Agreement or by their authorized agents.

7.4         Assignment.  None of TEMO’s rights under this Agreement may be sold, assigned or delegated without the prior written consent of ESIO, except that in the event that there shall be any merger, consolidation, or reorganization involving TEMO, including, without limitation, a series of mergers, consolidations, or reorganizations, in which TEMO is not the surviving entity to such transaction,  or in the event that there shall be any sale, lease, exchange, or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets or the business of the TEMO,  then the TEMO shall have the right to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation or entity. Subject to the prior written consent of TEMO, which shall not be unreasonably withheld, ESIO shall have the right to assign this Agreement in whole or in part to any person, firm or entity. This Agreement will benefit, and be binding on, the parties to this Agreement and their permitted heirs, successors, representatives, and transferees.

7.5         Waiver.  Waiver of any default or breach of this Agreement will not be interpreted as a waiver of any subsequent breach.

7.6         ESIO Statements and Disclosures.  ESIO warrants that it has not made, and represents that it will not make, in connection with this Agreement, any untrue statement of a material fact nor has it failed and will not fail to omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

IN WITNESS WHEREOF, the parties have signed this Agreement, which shall be effective as of the Effective Date set forth on the first page of the Agreement.

ESIO FRANCHISING, LLC		TEMPCO, INC.

By:	/s/ Melanie Hansen	By:	/s/ Anthony Silverman
Name:	Melanie Hansen, COO	Name:	Anthony Silverman, Chief Executive Officer

FRANCHISE DISCLOSURE DOCUMENT

ESIO Franchising, LLC’s Franchise Disclosure Document dated October 11, 2011 (“the 2011 FDD”), as amended and updated in ESIO’s proposed 2012 Franchise Disclosure Document (the “2012 FDD”), is incorporated herein as Schedule 1.1.

Schedule 1.1

OPTIONED AREAS

TEMO shall have an option to purchase Regional Development Franchises in the following Optioned Areas:

1.	State of Arizona

2.	Jacksonville Florida metropolitan area

3.	Houston Texas metropolitan area

4.	San Antonio Texas metropolitan area

5.	State of Colorado

6.	Dallas-Ft Worth Texas metropolitan area

The Option Period for the first six (6) numbered Optioned Areas shall expire September 1, 2013, provided that if TEMO does not exercise an option for any one of the first six (6) Optioned Areas by July 1, 2012, the option period for the sixth numbered Optioned Area shall terminate on July 1, 2012; further provided that if TEMO does not exercise a second option for one of the remaining five (5) Optioned Areas by October 1, 2012, the option period for the fifth numbered Optioned Area shall terminate on October 1, 2012; further provided that if TEMO does not exercise a third option for one of the remaining four (4) Optioned Areas by January 1, 2013, the option period for the fourth numbered Optioned Area shall terminate on January 1, 2013; further provided that if TEMO does not exercise a fourth option for one of the remaining three (3) Optioned Areas by March 1, 2013, the option period for the third numbered Optioned Area shall terminate on March 1, 2013; further provided that if TEMO does not exercise a fifth option for one of the remaining two (2) Optioned Areas by July 1, 2013, the option period for the second numbered Optioned Area shall terminate on July 1, 2013.

In addition, TEMO shall have an option to purchase Regional Development Franchises in the following Optioned Areas in the State of California: San Francisco CA -- Bay Area + Eureka; Sacramento CA + Chico, Reno; Orange County CA; San Diego CA + Imperial;  and NW Los Angeles CA – Ventura to San Luis Obispo.  The Option Period for each of the Optioned Areas in the State of California shall commence on the effective registration date of the 2012 Franchise Disclosure Document with the state of California (the “Registration Date”) and expire one (1) year after the Registration Date.

Schedule 1.2

WARRANT

The form of Warrant is attached hereto as Schedule 2.2b.

Schedule 2.2b